Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of July 24, 2014, is between Mobileye Vision Technologies Ltd., a private limited liability company incorporated under the laws of the State of Israel, whose address is 13 Hartom Street, Jerusalem, Israel (the “Company”), and Ziv Aviram, with the ID number and address set forth on the signature page hereto (“Executive”).

1.	Position And Responsibilities

1.1        Position.  Executive’s employment with the Company started on March 1, 1999 and all his rights with respect to seniority shall be based on such date. Executive shall continue to be employed by the Company to render services to the Company in the position of Chief Executive Officer of the Company and in respect of his duties as such, shall report to the Board of Directors of the Company (the “Board”), and will also hold the position of executive director (uitvoerende bestuurder) and Chief Executive Officer of Mobileye N.V., the Company’s parent company (the “Parent”), reporting in such capacity to the entire Board of Directors of the Parent (the “Parent’s Reportee”), including the non-executive directors (niet-uitvoerende bestuurders) of the Parent’s Reportee in their supervisory capacity. Executive shall perform such duties as are customary in the foregoing positions, or as directed by the Board and the Parent’s Reportee, respectively, without any additional compensation for the performance of his duties as director and Chief Executive Officer of the Parent. Executive shall abide by the Company’s and the Parent’s rules and practices, as adopted or modified from time to time in the Board’s and the Parent’s Reportee’s sole discretion.

It is agreed that Executive’s position is a management one and/or one that requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951. Therefore, Executive shall not be granted any other compensation or payment other than as expressly specified under this Agreement. Executive undertakes not to claim that the Working Hours and Rest Law applies to his employment with the Company. Executive acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Executive undertakes to comply with such requirements of the Company, to the extent reasonably possible. Executive acknowledges that the compensation to which Executive is entitled pursuant to this Agreement constitutes adequate compensation for his work during “overtime” or “weekly rest-hours”.

This Agreement is considered as a personal employment agreement. Nothing herein shall derogate from any right Executive may have, if at all, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of Executive’s employment, if relevant. Any previously signed employment agreement will be terminated upon signing this Agreement.

1.2        Other Activities.  Subject to the exception contained in the next sentence, Executive shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company’s and the Parent’s business, in a diligent, loyal and conscientious manner. Executive may devote time and attention, not to exceed 20 hours per month, to business activities unrelated to the Company and the Parent, provided however, that such business activities shall not involve any business that competes directly or indirectly with the business of the Company or any of its affiliates or the Parent.  Except in compliance with the prior sentence or upon the prior written consent of the Parent, Executive will not, during the term of this Agreement, (i) accept any

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other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder, or create a conflict of interest with the Company or the Parent.

1.3        No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s continuing employment with the Company, and the performance of Executive’s duties under this Agreement does not and will not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	Compensation And Benefits

2.1        Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a monthly salary of 40,000 New Israeli Shekels (“NIS”) (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive’s Base Salary and all other payments and entitlements under this Agreement or any applicable law shall be reduced by withholdings required by law.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for senior executives and may be increased but not decreased in the sole discretion of the Board of Directors of the Parent. References herein to Base Salary shall mean the Base Salary as in effect from time-to-time.

2.2        Stock Options.  The Company may recommend to the Board (or the board of directors of the Parent) that Executive be provided with options to purchase ordinary shares of the Parent from time to time, which option grants shall be subject to approval by the Board of Directors of the Parent or any committee thereof in accordance with the Parent’s then current practices.  The Company agrees that upon termination of Executive’s employment or services as director of the Parent by the Company or by the Parent for any reason other than for Cause (as defined below), all unvested options granted to Executive shall immediately vest and be exercisable in accordance with their terms, and any option agreement with respect to options that may be granted to Executive shall provide for such accelerated vesting.

2.3        Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to similarly situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion, provided however, that such benefits shall not be less than the current benefits of Executive. The Company shall provide Executive with an automobile for his benefit and use and pay all operating costs related thereto. It is agreed that any tax payment in connection with the provision of the automobile or the cellular phone or food allowance benefit shall be grossed up by the Company.

2.4        Pension Arrangements.  The Company shall insure the following payments to Executive under an accepted ‘manager’s insurance scheme’ (the “Managers Insurance Policy”) or pension fund (the “Pension Fund”), as shall be elected by Executive, as follows:

-            Manager Insurance Policy: (i) Severance - an amount equal to 8⅓% of the Base Salary; (ii) Pension - an amount equal to 5% of the Base Salary. In addition the Company will deduct a sum equal to 5% of the Base Salary as Executive’s contribution; (iii) Disability - subject to the Company’s insurer’s consent to underwrite such policy for Executive, the Company will contribute an amount of up to 2½% of the Base Salary

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towards disability insurance, under normal and acceptable conditions, which would insure 75% of the Base Salary.

-            Pension Fund: Severance - an amount equal to 8⅓% of the Base Salary; Pension - an amount equal to 5% of Executive’s Base Salary. In addition the Company will deduct a sum equal to 5% of Executive’s Base Salary as Executive’s contribution.

Executive hereby instructs the Company to transfer to the Managers Insurance Policy and/or the Pension Fund the amounts that constitutes Executive’s part from Executive’s Base Salary.

In the event Executive chooses to combine plans, the above percentage will apply to such portion of the Base Salary which Executive has allocated towards Manager’s Insurance Policy and Pension Fund.

2.5        ‘Keren Hishtalmut’ Fund.  The Company and Executive shall maintain a ‘Keren Hishtalmut’ Fund (the “Keren Hishtalmut Fund”). The Company shall contribute to such Keren Hishtalmut Fund an amount equal to 7 1/2% of 80% of the Base Salary, and Executive shall contribute to the Keren Hishtalmut Fund an amount equal to 2 1/2% of 80% of the Base Salary. Executive hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of Executive’s contribution from each Base Salary.

In the event of payments to the Keren Hishtalmut Fund that exceed the amounts equal to the aforesaid percentages of the Effective Salary as defined in Section 3(e) of the Income Tax Ordinance, such additional amount shall be recognized as ordinary income for Tax purposes on the date of contribution to such Keren Hishtalmut Fund.

2.6        Vacation. Subject to the provisions of the Annual Vacation Law, 1951 (the “Vacation Law”), Executive shall be entitled to 24 working days as vacation days (the “Vacation Days”) in each calendar year. Executive shall be entitled to carry forward the unused Vacation Days and redeem a number of Vacation Days all in accordance with the terms set out in the Vacation Law and Company policy.

2.7        Severance Pay.  In addition to any payment that Executive may be entitled to under this Agreement and/or any applicable law, Executive shall be entitled to Severance Pay in accordance with the Severance Pay Law.

2.8        Sick Leave.  Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

2.9        Expenses.  The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines, as they may be amended in the Company’s or the Parent’s sole discretion.

3.           Term of Employment.  The employment of Executive shall be for at least 60 months following the date of this Agreement.

It is agreed by the parties that in any event of termination of employment by the Company, for any reason other than for “Cause” (as defined below), or in any event of termination of employment by Executive in circumstances that entitle Executive to receive severance pay and all benefits as if he were terminated by the Company (“Deemed Dismissal”), whether during the 60 month period or thereafter, then Executive shall

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be entitled to receive from the Company, in addition to any severance payments, his Base Salary and all other benefits and entitlements under this Agreement and any other agreement (written, oral or implied) (together the “Monthly Compensation Package”) for a period of two months following such date of termination.

Notwithstanding anything stated above, it is agreed by the parties that in any event of termination (either by the Company or by Executive in circumstances of Deemed Dismissal) as a result of Change of Control (as defined below), Executive shall be entitled to receive the greater of: (a) Monthly Compensation Package for a period of 12 months following such date of termination; or (b) Monthly Compensation Package for the remaining period from the date of termination until the expiration of the initial term of this Agreement (60 months).

For the purposes of this Agreement, “Change of Control” shall mean the sale of all or substantially all the assets of the Company or the Parent; any merger, consolidation or acquisition of the Company or the Parent with, by or into another corporation, entity or person; or any change in the ownership of more than 50% of the voting capital stock of the Company or the Parent in one or more related transactions, in each case excluding any such transaction entered into primarily for the purpose of an internal reorganization and which does not result in any material change in the ultimate beneficial ownership of the Company or the Parent.

In addition, the Company agrees that upon termination of Executive’s employment by the Company for any reason other than for Cause or in any event of Deemed Dismissal, all unvested options granted to Executive (whether before or after the date hereof) shall immediately vest and be exercisable in accordance with their terms, and any option agreement with respect to options that may be granted to Executive shall provide for such accelerated vesting.

The Company may terminate Executive’s employment with the Company at any time for Cause.  For purposes of this Agreement, “Cause” shall mean (i) Executive’s material failure to carry out or comply with any lawful and reasonable directive of the Board or the Board of Directors of the Parent consistent with the terms of this Agreement, or willful failure to substantially perform his duties and responsibilities under this Agreement that, in either case, is not promptly remedied within 30 days after the Board or the Board of Directors of the Parent gives written notice specifying such refusal or failure in reasonable detail; (ii) Executive performs any act that entitles the Company legally to dismiss him under Israeli law without paying him any severance pay in connection with such dismissal; and (iii) Executive’s conviction for a felony, which conviction is not subject to any further right of appeal.

4.           Termination Obligations

4.1        Transfer of Duties.  In any event of termination, Executive may be required by the Company to provide services to the Company (including the transfer of his duties) for a period which will not be longer than 60 days following the date of notice of termination.

4.2        Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

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4.3        Resignation and Compensation.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

5.	Inventions and Proprietary Information; Prohibition On Third Party Information

5.1        Proprietary Information Agreements.  Executive confirms he has executed and delivered each of the agreements listed on Schedule A hereto and each such agreement remains in full force and effect.

5.2        Executive agrees that it may be difficult to measure damage to the Company from any breach of Executive of the promises set forth in this Section 5 or in the agreements identified on Schedule A (“Proprietary Information Agreements”), and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach.  Accordingly, Executive agrees that if he breaches any provision of this Section 5 or of the Proprietary Information Agreements, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Executive without showing or proving any actual damage sustained by the Company.

5.3        Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s termination and could subject Executive to potentially substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6.           Email policy.  Unless otherwise is provided under this Agreement, Executive will use the Company’s equipment for the purpose of Executive’s employment only. Thus, Executive shall not have any right to use the email box for private purposes and shall not be entitled to store any private material on Executive’s personal computer/laptop for personal purposes. Executive shall be entitled to use Internet-related email services (such as Gmail, YahooMail, etc.) and cloud storage services. Executive acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use Executive’s personal computer/laptop; (ii) the Company shall have the right to conduct inspections on any and all of the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property; (iii) in light of Executive’s undertaking that the sole use of Executive’s personal computer/laptop and email shall be for business purposes, Executive has no right for privacy in any and all computer and email material; (iv) at any and all times, Executive will transfer to the Company Executive’s log-on passwords to Executive’s personal computer/laptop and to the Company’s email account.

7.         Limited Agreement Not To Compete

Executive undertakes that during the term of employment with the Company and for a period of 18 months thereafter: (i) Executive shall not engage, establish, open or in any manner whatsoever become

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involved, anywhere in the world, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below. Executive confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets; provided, however, that Executive may own equity securities of a public company in an amount not to exceed 2% of the issued and outstanding equity securities of such company; (ii) Executive shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of his employment with the Company; and (iii) Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

Executive acknowledges that in light of Executive’s position with the Company and in view of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company. Executive confirms that Executive has carefully reviewed the provisions of this Section, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Executive of entering into this undertaking.

For purposes of this Agreement the Company is currently engaged in the business of designing and developing software and related technologies for camera-based Advanced Driver Assistance Systems.

8.           Amendments; Waivers; Remedies.  This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company which is approved by the Board of Directors of the Parent.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.           Director & Officer Insurance; Indemnification Agreement.  The Company shall purchase and maintain, or cause the Parent to purchase and maintain, a customary director and officer insurance policy covering Executive for the term of his tenure and thereafter until the expiration of the statute of limitation with respect to any possible claim against him, and enter into a customary agreement with Executive providing for the indemnification of Executive for potential personal liability for actions taken in his capacity as an officer or director of the Company, the Parent, their respective subsidiaries or any other entity on behalf of any of them.

10.         Assignment; Binding Effect

10.1      Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations

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under this Agreement.  This Agreement may not be assigned or transferred by the Company, except in connection with the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

10.2      Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.         Notices.  Any notice under this Agreement must be in writing and addressed to the Company at its headquarters at Har Hotzvim, 13 Hartom Street, P.O. Box 45157, Jerusalem 97775, Israel, Attention: Chairman, or to Executive at the address set forth on the signature page hereto.  Notices under this Agreement shall be effective upon (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

12.        Severability.  If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.        Governing Law.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Israel applicable to contracts made and performed therein.

14.         Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.        Obligations Survive Termination Of Employment.  Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Sections 5 and 7 and Schedule A, shall survive the termination of employment and the termination of this Agreement.

16.         Authority.  Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

17.         Entire Agreement.  This Agreement (including the agreements referenced in Schedule A attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether

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written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

18.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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Executive acknowledges and represents that Executive has had the opportunity to consult legal counsel concerning this Agreement, that Executive has read and understands this Agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive’s own judgment and not on any representations or promises other than those contained in this Agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

MOBILEYE VISION TECHNOLOGIES LTD.

By:	/s/ Amnon Shashua	/s/ Ziv Aviram
	Amnon Shashua	Ziv Aviram

Title:	Chairman and Executive Director

By:	/s/ Pinchas Segal	ID:
Pinchas Segal

Title:	V.P. Finance and Human Resources	ADDRESS:

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SCHEDULE A

Employee Proprietary Information and Inventions Agreement, dated January 15, 1999, between Mobileye Visions Technologies Ltd. and Ziv Aviram

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